Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-86958, 333-64974, 333-60162, and 333-41362 of I-many, Inc. and subsidiaries (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, and 333-88714 of the Company on Form S-3 of our report dated February 13, 2003, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 8, 2003